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[BANK OF KENTUCKY LOGO]                                  N E W S  R E L E A S E
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                 THE BANK OF KENTUCKY, INC. EXECUTES DEFINITIVE
             AGREEMENT TO ACQUIRE CERTAIN ASSETS AND LIABILITIES OF
                        PEOPLES BANK OF NORTHERN KENTUCKY

FLORENCE, KENTUCKY, September 26, 2002 - The Bank of Kentucky, Inc., a wholly owned subsidiary of The Bank of Kentucky Financial Corporation (OTC:BKYF) announced today that it executed a definitive agreement with Peoples Bank of Northern Kentucky to purchase certain assets and assume certain liabilities of Peoples Bank.

Under the terms of the agreement, The Bank of Kentucky will purchase all of the branches and ATMs of Peoples Bank and will purchase certain deposits, loans and real estate. The Bank of Kentucky will not purchase any loans made to William Erpenbeck, the Erpenbeck Company or any affiliate thereof. The Bank of Kentucky will only assume the deposit liabilities of Peoples Bank and certain expressly defined liabilities directly related to the assets to be purchased.

"It is with a great deal of excitement and anticipation that we take this next step," said The Bank of Kentucky President and CEO, Robert W. Zapp. "I look forward to welcoming Peoples Bank customers and employees into The Bank of Kentucky family."

Immediately prior to executing the definitive Asset Purchase Agreement, Peoples Bank entered into a settlement agreement with the class of plaintiffs in Mitchell, et al. v. Peoples Bank of Northern Kentucky, the class action case pending in the Boone County Circuit Court in the Commonwealth of Kentucky. That settlement, which remains subject to court approval, provides for the creation of an escrow account to pay for the release of all liens that are the subject of the Mitchell case. The Bank of Kentucky will fund the escrow account, on behalf of Peoples Bank, as part of the consideration for this transaction. Peoples Bank will pay the plaintiffs' legal fees and expenses.

"This is great news for Peoples Bank's customers and employees and great news for the homeowners trying to regain the titles to their homes," said Merwin Grayson, President and Chief Executive Officer, Peoples Bank.

The acquisition is subject to regulatory approval, the approval of the shareholders of the parent company of Peoples Bank, the Boone County Circuit Court's approval of the settlement of the Mitchell case described above and other normal contingencies. Peoples Bank and Stan Chesley, counsel for the class of plaintiffs in the Mitchell case, have agreed to seek prompt approval of their settlement agreement by the Boone County Circuit Court and Peoples Bank will promptly seek shareholder approval.

The parties expect that regulatory approval will be granted before year-end.

                                     -more-

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The Bank of Kentucky/Peoples Bank
Sign Definitive Agreement
September 26, 2002
Page 2

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Upon consummation of this agreement, The Bank of Kentucky expects to have more than 200 employees, $725 million in assets, $600 million in deposits, 25 branches and 37 ATMs servicing Boone, Campbell, Grant and Kenton counties in Northern Kentucky.

This news announcement contains certain forward looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about the benefits of the transaction, The Bank of Kentucky Financial Corporation's plans, objectives, expectations and intentions and other statements that are not historical fact, including words or expressions such as "intend" or "expect" or variations of such words and similar expressions.

The following factors, among others could cause actual results to differ from those set forth in the forward looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the assets will not be integrated successfully, the risk that the revenue synergies and cost savings from the transaction may not be fully realized or may take longer to realize than expected, disruptions in the transaction may make it difficult to maintain relationships with clients, and the risk of new and changing regulation in the United States.

Additional factors that could cause The Bank of Kentucky Financial Corporation's results to differ materially from those described in the forward looking statements can be found in the reports filed with the U.S. Securities and Exchange Commission. Several factors may have an impact on these statements including economic changes and, accordingly, The Bank of Kentucky Financial Corporation's actual performance and results may vary from those stated herein. The Bank of Kentucky Financial Corporation undertakes no obligation to update the information contained herein.

About The Bank of Kentucky

The Bank of Kentucky Financial Corporation (OTC: BKYF), a Florence, Kentucky-based financial institution with $535 million in assets and $456 million in deposits, is the holding company for its lead bank, The Bank of Kentucky. With 17 branch offices and 29 ATMs, The Bank of Kentucky is principally engaged in the business of accepting consumer and commercial deposits and using these deposits to fund residential and non-residential real estate loans, and commercial, consumer, construction and land development loans in the fast-growing Boone, Campbell, Grant and Kenton Counties of Northern Kentucky. More information about The Bank of Kentucky can be found at www.bankofky.com.

About Peoples Bank of Northern Kentucky

Peoples Bank of Northern Kentucky was founded in 1992 to offer a service-based alternative to large, regional banks in Northern Kentucky. In just 10 years, Peoples Bank has grown to more than $200 million in assets with eight locations, including Crestview Hills, Crescent Springs, Edgewood, Ft. Wright, Hebron, Independence, Richwood and Highland Heights.

For additional information, please contact:

The Bank of Kentucky
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Donald G. Bahr
Senior Vice President, Retail Banking Group
(859) 372-5174
dbahr@bankofky.com
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